EXHIBIT A

Form of Promissory Note

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

QUINTESSENCE PHOTONICS CORPORATION

(A Delaware Corporation)

Amount: $______

Sylmar, California
8/1/2005

SECURED PROMISSORY NOTE

For value received, QUINTESSENCE PHOTONICS CORPORATION, a Delaware corporation ("**Maker**"), promises to pay ____________________ ("**Payee**") the principal sum of $______ with monthly compounded interest on the outstanding principal amount at the rate of ten percent 10% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full. This Promissory Note (the "**Note**") is one of a series of Promissory Notes (the "**Notes**") issued pursuant to a Loan Agreement (the "**Loan Agreement**"), dated as of August 1, 2005, among Maker and the lenders listed on Schedule A thereto (the "**Lenders**") and is subject to the terms and conditions of the Loan Agreement.

1. Payment. Subject to Paragraphs 2 and 4 below and unless otherwise extended by the consent of the Maker and Lenders holding a majority of the aggregate principal amount of the Notes then outstanding, the outstanding principal amount and accrued and unpaid interest shall be payable as follows: (i) in twenty four (24) equal monthly interest-only installments commencing September 1, 2005 and ending August 1, 2007, and (ii) the remaining outstanding principal amount and accrued and unpaid interest being payable in twelve (12) equal monthly installments commencing on September 1, 2007 and ending August 1, 2008 (as such date may be extended per the terms hereof, the "**Maturity Date**"). All payments of interest and principal shall be in lawful money of the United States of America at the principal office of Maker, or at such other place Payee may from time to time designate in writing to Maker. The Maker may at any time, without penalty, upon at least thirty (30) days advance written notice to the Payee, prepay in whole or in part the unpaid principal sum of this Note, plus any unpaid accrued interest under this Note. All payments will first be applied to the repayment of accrued interest until all then outstanding accrued interest has been paid, and then shall be applied to the repayment of principal.

The Maker agrees that if for any reason it fails to pay any amount due at the Maturity Date or upon the occurrence of an Event of Default, within five (5) business days after such date, the Payee shall be entitled to damages for the detriment caused thereby, the extent of which damages are extremely difficult and impractical to ascertain. The Maker therefore agrees to pay default interest on such delinquent amount at a per annum rate equal to the prime rate (as published in the Wall Street Journal on the date of such Event of Default) plus 2%, payable quarterly. Acceptance of such default interest by the Payee shall in no event constitute a waiver of the Maker's default with respect to such overdue amount nor prevent the Payee from exercising any of the other rights and remedies granted hereunder. Acceptance by the Payee of any payment under this Note after the date that such payment is due shall not constitute a waiver of the right to declare a default as herein provided for any failure to so pay. Notwithstanding the foregoing, if all sums due and owning are paid the Maker shall not have the right to foreclose or exercise its remedies.

2. Security Agreement. This Note and the indebtedness evidenced hereby is secured pursuant to the terms of that certain Security Agreement, dated as of August 1, 2005 (the "**Security Agreement**") among the Maker, the Lenders, and M.U.S.A. Inc. doing business as DBA Money USA, as collateral agent for the secured parties identified therein (in such capacity, the "**Collateral Agent**"). Collateral Agent, on behalf of the Lenders, is entitled to the rights and remedies set forth in the Security Agreement. The indebtedness evidenced by the Notes shall be paid by the Maker *pari passu* pursuant to the terms hereof and thereof.

3. Optional Conversion. So long as a Payee's Note remains outstanding, the entire outstanding principal and accrued and unpaid interest on such Payee's Note may be converted (in the sole discretion of the Payee as set forth below) into shares of the Maker's Common Stock (the "**Common Stock**") at any time upon the election of such Payee (an "**Optional Conversion**"). The rights, preferences and privileges of the Common Stock shall be as set forth in the Maker's Third Amended and Restated Certificate of Incorporation. The number of shares of Common Stock into which such Note may be converted is determined by dividing the outstanding principal amount plus accrued and unpaid interest due on such Note by the Common Stock Conversion Price. The initial Common Stock Conversion Price shall be $3.75, as adjusted for any stock split or dividends.

In the event the Company or its Successor (as defined below), at any time, from time to time, after the date of issuance of this Note and prior to the payment in full of this Note or within twelve months after the effective date of the Optional Conversion, as applicable, shall issue and sell shares of its equity securities (an "**Equity Financing**"), in one or a series of transactions, to investors for aggregate proceeds to the Maker of not less than One Million Dollars ($1,000,000) at a price less than $3.75 per share, as adjusted for stock splits and stock dividends, the initial Common Stock Conversion Price shall be decreased to equal the lowest per share price received by the Company in the Equity Financing. Notwithstanding the foregoing, in no event shall the Common Stock Conversion Price be less than $0.90 per share as adjusted.

As used herein, "**Successor**" means (i) any entity that acquires all or substantially all of the assets or stock of the Maker, or that results from the merger of, reorganization of, or consolidation with the Maker, or otherwise succeeds to substantially all of the business of the Maker, or (ii) in the case of a reverse merger in which the Maker is the surviving entity, the

Maker; provided that the holders of record of the Maker's capital stock, in the aggregate, immediately prior to any of the foregoing transaction or series of related transactions shall possess at least 50% of the voting stock of such entity (or, in the case of a reverse merger, the Maker) immediately after the transaction or transactions.

4. Optional Extension. Payee has a one-time option (an "**Extension Option**") to extend the term of this Note in accordance with the provisions of this Section 4. Payee may exercise the Extension Option by giving written notice (the "**Extension Notice**") to Maker at any time after the date hereof and prior to the payment in full of this Note or the effective date of the Optional Conversion, as applicable. The Extension Notice shall specify the effective date (the "**Effective Date**") of the extended term (the "**Extended Term**"); provided that the Effective Date shall not be less than fifteen (15) nor more than thirty (30) after the date of the Extension Notice. The Extended Term shall commence on the Effective Date and expire three (3) years after the Effective Date. Upon Payee's exercise of the Extension Option, the remaining outstanding principal amount and accrued and unpaid interest due on this Note as of the Effective Date shall be payable as follows: (i) in twenty four (24) equal monthly interest-only installments commencing on the first monthly anniversary of the Effective Date, and (ii) the remaining outstanding principal amount and accrued and unpaid interest being payable in twelve (12) equal monthly installments commencing on the first monthly anniversary after the date of the last interest-only installment payable pursuant to the preceding clause (i).

If Payee exercises the Extension Option, or if Maker prepays the Notes prior to July 31, 2006, then Maker shall issue to Payee warrants to acquire an additional Twenty Six Thousand Six Hundred and Sixty Six (26,666) shares of Common Stock for each $100,000 loaned to Maker. Such warrants shall be in the form, and subject to the same terms and conditions, of the warrants, dated of even date, issued in connection with this Note, except that the expiration date of such warrants shall be 5:00 p.m. Pacific time on August 1, 2015.

5. Transferability. This Note is nontransferable, except to other holders of the capital stock of Maker or affiliates (as that term is defined in Rule 405 of Securities Act of 1933, as amended) of the Payee. Subject to the foregoing, this Note may be transferred only in compliance with the provisions of the Loan Agreement, applicable federal and state securities laws and only upon surrender of this original Note to the Maker for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Maker. Thereupon, a new promissory note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of the Note. The Payee agrees to provide a form W-9 to the Maker on request.

6. Waiver. Maker waives presentment, notice of nonperformance, protest, notice of protest, and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right under this Note.

7. Amendment. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Maker and the holders of not less than 50% in the aggregate principal amount of the Notes then outstanding.

8. Assignment. This Note shall inure to the benefit of and bind the successors, permitted assigns, heirs, executors, and administrators of the parties hereto, including any Successor to the Maker.

9. Events of Default. In case an Event of Default (as defined in the Loan Agreement) shall occur and be continuing, the principal and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

10. Savings Clause. Maker and the Payee intend to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts due under this Note, then it is the Maker's and the Payee's express intention that the Maker not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this paragraph shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by the Payee to the Maker), and the provisions hereof shall be immediately reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note. Any such crediting or refund shall not cure or waive any default by the Maker under this Note. The term "applicable law" as used in this Note shall mean the laws of the State of California as such laws now exist or may be changed or amended or come into effect in the future.

11. Notice. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be addressed to the Payee at the last address furnished to the Maker by the Payee in writing or, in the case of the Maker, at the principal offices of the Maker, or at such other address as any party or the Maker may designate by giving at least ten (10) days' advance written notice to all other parties.

12. Loan Agreement. This Note incorporates by reference all the terms of the Loan Agreement.

13. Governing Law. This Note is made in accordance with and shall be construed under the laws of the State of California, other than the conflicts of law principles thereof.

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IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be executed as of the date first set forth above.

MAKER

QUINTESSENCE PHOTONICS CORPORATION

By: ______________________________
Name: George M. Lintz
Title: Chief Financial Officer

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